UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2006

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

61 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

First Amendment to Consulting Agreement

On October 30, 2006, Curis, Inc. (the “Company”) entered into First Amendment (“Amendment One”) to the Consulting Agreement dated June 19, 2006 (the “Consulting Agreement”), with Joseph M. Davie, Ph.D., M.D., a member of the Company’s board of directors and the interim chief scientific officer. Amendment One eliminates the $40,000 cap on aggregate compensation to be paid by the Company to Dr. Davie under the Consulting Agreement.

The foregoing description of Amendment One does not purport to be complete and is qualified in its entirety by reference to the full text of such document attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Amendments to Offer Letters and Employment Agreement

On October 31, 2006, the Company entered into amendments to the offer letters by and between the Company and Michael P. Gray, Mary Elizabeth Potthoff and Mark W. Noel, executive officers of the Company, and to the employment agreement by and between the Company and Daniel R. Passeri, the chief executive officer and president of the Company (each, an “Amendment” and collectively, the “Amendments”). The following summary of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of such Amendments, copies of which are attached hereto as Exhibits 10.2, 10.3, 10.4 and 10.5 and are incorporated into this Item 1.01 by reference.

Each Amendment provides that in the event the Company terminates the executive officer’s employment without Cause or if the executive officer resigns for Good Reason (each as defined in the Amendments), the executive officer will receive: (1) his or her base salary accrued through the last day of employment; (2) continuation of his or her then base salary or a portion thereof for a period of six months, in the case of Messrs. Gray and Noel and Ms. Potthoff and for a period of one year, in the case of Dr. Passeri; and (3) reimbursement from the Company for a portion of any COBRA premiums paid by the employee for medical/dental insurance (collectively, the “Severance”) for a period of six months, in the case of Messrs. Gray and Noel and Ms. Potthoff and for a period of one year, in the case of Dr. Passeri. In the event of a termination without Cause or a resignation by the executive officer for Good Reason within twelve months after a change in control of the Company, the executive officer will also be entitled to receive the Severance for a period of six months, in the case of Messrs. Gray and Noel and Ms. Potthoff and for a period of one year, in the case of Dr. Passeri.

In addition, each Amendment provides that the Company will indemnify the executive officer for claims arising in his or her capacity as the Company’s director or officer, or, at the request of the Company, as a director, officer, partner, trustee, member, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, provided that he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. If the claim is brought by the Company or on its behalf, the Company will not be obligated to indemnify the executive officer if he or she is found liable to the Company, unless the court determines that, despite the adjudication of liability, in view of all the circumstances of the case the executive officer is fairly and reasonably entitled to be indemnified. In the event that the Company does not assume the defense of a claim against the executive officer, the Company is required to advance his or her expenses in connection with his or her defense, provided that he or she undertakes to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by the Company.

Pursuant to the terms of each Amendment, the Company will require that any successor to its business assumes and agrees to perform the obligations of the Company under such Amendment.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Exhibits to this Current Report on Form 8-K are listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: November 2, 2006	By:	/s/ Michael P. Gray
Michael P. Gray Senior Vice President of Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Consulting Agreement, dated as of October 30, 2006, between Curis, Inc. and Joseph M. Davie, Ph.D., M.D.

10.2	Amendment to Employment Agreement, dated as of October 31, 2006, to the employment agreement dated September 20, 2001, by and between the Company and Daniel R. Passeri.

10.3	Amendment to Offer Letter, dated as of October 31, 2006, to the offer letter dated December 10, 2003, by and between the Company and Michael P. Gray.

10.4	Amendment to Offer Letter, dated as of October 31, 2006, to the offer letter dated January 11, 2001, by and between the Company and Mark W. Noel.

10.5	Amendment to Offer Letter, dated as of October 31, 2006, to the offer letter dated July 25, 2002, by and between the Company and Mary Elizabeth Potthoff.